EXHIBIT 12.1

The following table displays our ratio of earnings to fixed charges and ratio of earnings to combined fixed charges and preferred stock dividends for the periods shown: (1) (2)

IMPAC MORTGAGE HOLDINGS, INC.

RATIO OF EARNINGS TO FIXED CHARGES AND RATIO OF EARNINGS TO

FIXED CHARGES AND PREFERRED STOCK DIVIDENDS

(dollar amounts in thousands)

	For the Six
	Months		For the Six Months
	Ended June		Ended June 30,		For the Year Ended December 31,
	30, 2005		2006		2005		2004		2003		2002		2001

Net earnings (loss)	112,023		98,063		240,607		244,187		147,430		41,918		(7,469)

Add: Fixed charges	440,569		$652,928.35		$1,048,661.77		$413,584.38		$209,469.97		$127,850.52		$108,223.85

Net earnings (loss) plus fixed charges	552,592		750,991		1,289,269		657,771		356,900		169,769		100,755

Fixed charges	440,569		$652,928		$1,048,662		413,584		$209,470		$127,851		$108,224

Preferred stock dividends	7,248		7,344		14,530		3,750		—	(3)	—	(3)	1,575

Total fixed charges and preferred stock dividends	447,817		$660,272		$1,063,192		417,334		$209,470		$127,851		$109,799

Ratio of earnings to fixed charges	1.25	x	1.15	x	1.23	x	1.59	x	1.70	x	1.33	x	—	(4)

Ratio of earnings to combined fixed charges and preferred dividends	1.23	x	1.14	x	1.21	x	1.58	x	1.70	x	1.33	x	—	(4)

(1) Earnings used in computing the ratio of earnings to fixed charges consist of net earnings before income taxes plus fixed charges. Fixed charges include interest expense on debt and the portion of rental expense deemed to represent the interest factor.

(2)  Financial information for the years ended December 31, 2003 to 2001 reflects accounting restatements and reclassifications for prior periods. In addition, prior to the consolidation of IFC on July 1, 2003, the method used to calculate the ratio of earnings to fixed charges and preferred stock dividends reflects the consolidated net earnings of IMH less net earnings of IFC plus dividend distributions from IFC to IMH.

(3)  No preferred stock dividends were paid during this period as IMH did not have any preferred stock outstanding.

(4)  Earnings were insufficient to cover fixed charges. The amount of the deficiency for the year ended December 31, 2001 was $7.5 million.